Exhibit 99.(d)(2)

GUARANTEE
OF
RANDSTAD HOLDING NV

GUARANTEE, dated as of July 20, 2011 (this “Guarantee”), by RANDSTAD HOLDING NV (the “Guarantor”), in favor of SFN Group, Inc., a Delaware corporation (the “Company”).

1.                                       GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of July 20, 2011 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement;” each capitalized term not defined herein shall have the meaning assigned to such term in the Merger Agreement), by and among Randstad North America, L.P., a Delaware limited partnership (“Parent”), Cosmo Delaware Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company as the Surviving Corporation, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Merger Sub pursuant to the Merger Agreement (collectively, the “Obligations”).  In addition to the foregoing, the Guarantor agrees to be bound by the terms and conditions of Section 6.09(a)(ii) of the Merger Agreement as if the Guarantor were the party thereto.  The Guarantor will take such action and execute such additional documents (including without limitation any amendments to this Guarantee) as may be reasonably requested by the Company in order to render this Guarantee enforceable under the laws of the Netherlands.

2.                                       NATURE OF GUARANTEE.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  This is an unconditional guarantee of performance and not of collection.  The Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations that arise under the terms of the Merger Agreement.

3.                                       CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub or any such other Person without in any way impairing or affecting this Guarantee.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement.  Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of the Obligations (other than due to rejection of the Merger Agreement in the context of the bankruptcy or insolvency of Parent or Merger Sub), the Guarantor shall be similarly relieved of its Obligations under this Guarantee.  Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights which it may acquire by way of subrogation under the Merger Agreement, by any payment made hereunder or otherwise, until all of the Obligations outstanding on the date such subrogation is sought shall have been paid and/or performed in full.

4.                                       NO ASSIGNMENT.  Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be.

5.                                       NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed.  All notices to the Guarantor hereunder shall be delivered as set forth below:

RANDSTAD HOLDING NV
Diemermere 25, NL-1112 TC  Diemen
P.O.Box 12600, NL-1100 AP  Amsterdam ZO
+31 (0)20 569 56 19 (telephone)
+31 (0)20 690 1101 (facsimile)
marianne.scholten@randstadholding.com
Attention:  Marianne Scholten (director group legal)

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
(215) 994-2621 (telephone)
(215) 655-2621 (facsimile)
stephen.leitzell@dechert.com
Attention: Stephen M. Leitzell, Esq.

or to such other address, facsimile number or email address as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement.  All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

6.                                       REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants as follows:  This Guarantee has been duly and validly authorized by the board of directors or comparable governing body of the Guarantor, and no other corporate proceedings on the part of the Guarantor are necessary to authorize this Guarantee.  This Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming the valid and binding agreement of the Company, constitutes the valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that the enforcement of this Guarantee may be limited by:  (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

The Company hereby represents and warrants as follows:  This Guarantee has been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Guarantee.  This Guarantee has been duly and validly executed and delivered by the Company and, assuming the valid and binding agreement of the Guarantor, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement of this Guarantee may be limited by:  (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

7.                                       CONTINUING GUARANTEE.  This Guarantee shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Obligations and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) the Effective Time, and (b) the termination of the Merger Agreement in accordance with its terms, except in each case with respect to Parent’s and Merger Sub’s obligations under the Merger Agreement that are in accordance with their respective terms to survive the Effective Time or such termination, as applicable, for which this Guarantee shall remain in full force and effect until such obligations expire pursuant to their terms in the Merger Agreement.

8.                                       NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Guarantor, Parent or Merger Sub (collectively, but not including Guarantor, Parent or Merger Sub, each a “Guarantor Affiliate”), whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against a Guarantor Affiliate, Guarantor, Parent or Merger Sub arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise; provided, that, notwithstanding anything herein to the contrary, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against a Guarantor Affiliate or, other than its right to recover from Guarantor for the Obligations, Guarantor, Parent or Merger Sub.

9.                                       GOVERNING LAW.  THIS GUARANTEE SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.                                 JURISDICTION.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state, or federal court located in the City of Wilmington, Delaware in the event any dispute arises out of this Guarantee or any transaction contemplated by this Guarantee, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Guarantee or any transaction contemplated by this Guarantee in any court other than any such court other than an action by Company against Guarantor to enforce the obligations of Guarantor under this Guarantee in a court in the Netherlands, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS GUARANTEE OR ANY TRANSACTION CONTEMPLATED BY THIS GUARANTEE.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Guarantee or the transactions contemplated hereby in state or federal courts located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.                                 NO THIRD PARTY BENEFICIARIES.  This Guarantee is for the sole benefit of the Company and its permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.                                 COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

RANDSTAD HOLDING NV

		By:	/s/ B.J. Noteboom
Name: B.J. Noteboom
Title: Chief Executive Officer and Chairman of the Executive Board

		By:	/s/ J.W. van den Broek
Name: J.W. van den Broek
Title: Member of the Executive Board

Accepted and Agreed to:

SFN GROUP, INC.

By:	/s/ Mark W. Smith
Name: Mark W. Smith
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee]